Exhibit 99.1

Fresenius Kabi Media Contact
Matt Kuhn, (847) 550-5751, matt.kuhn@fresenius-kabi.com

Akorn Investor/Media Contact
Stephanie Carrington, (646) 277-1282, Stephanie.carrington@icrinc.com

FRESENIUS KABI TO ACQUIRE AKORN
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Strategically complementary combination to enhance and
diversify Fresenius Kabi’s business and portfolio
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At $34.00 a share, transaction valued at approximately $4.3 billion, plus the assumption of debt
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Transaction expected to close by early 2018

LAKE ZURICH, Ill. and LAKE FOREST, Ill., April 24, 2017 -- Fresenius Kabi has agreed to acquire Akorn (NASDAQ: AKRX), a U.S-based manufacturer and marketer of prescription and over-the-counter pharmaceutical products, for approximately $4.3 billion, or $34.00 a share, plus the assumption of approximately $450 million of debt1.  The transaction is expected to close by early 2018 and to be accretive in 2018 to Fresenius Group net income and EPS, excluding integration costs.

The agreement and transaction have been approved by the boards of both companies and will be recommended by Akorn’s board to its shareholders.  Akorn’s largest shareholder has committed to supporting the transaction.  The transaction is subject to approval by Akorn shareholders and other customary closing conditions, including regulatory review under the Hart-Scott-Rodino Antitrust Improvements Act.

“Joining our two companies and product portfolios will strengthen and diversify both businesses,” said John Ducker, president and CEO of Fresenius Kabi USA. “Akorn brings to Fresenius Kabi specialized expertise in development, manufacturing and marketing of alternate dosage forms, as well as access to new customer segments like retail, ophthalmology and veterinary practices.  Its pipeline is also impressive, with approximately 85 ANDAs filed and pending with the FDA and dozens more in development.”

Fresenius Kabi to Acquire Akorn
April 24, 2017

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“Fresenius Kabi is an excellent fit for Akorn, strategically and culturally,” said Raj Rai, Akorn’s Chief Executive Officer.  “Fresenius brings to Akorn the strength and resources of a global leader with an experienced U.S. team and an outstanding record of growth and award-winning service in the United States.  We look forward to working with Fresenius Kabi on this next phase of our growth.  When the transaction closes, we will strive to ensure a smooth transition for our employees and customers.”

Akorn also announced today that based on a preliminary review of Q1 results, it is reaffirming its previously announced 2017 guidance, excluding any one-time costs related to the transaction with Fresenius Kabi.

Fresenius Kabi specializes in sterile injectable medicines.  Akorn produces a diverse portfolio comprising sterile ophthalmics, topical creams, ointments and gels, oral liquids, otic solutions (for the ear), nasal sprays and respiratory drugs in addition to sterile injectables, which made up just 35% of Akorn sales last year.

Akorn products are sold in retail pharmacies (prescription and over-the-counter) and directly to physician and veterinary distributors, in addition to hospitals and clinics – virtually all in North America.  Fresenius Kabi is a global health care company with a worldwide network for pharmaceutical and medical devices R&D, manufacturing, sourcing, sales and supply chain that will be a valuable resource to grow Akorn’s portfolio in the U.S. and abroad.

The U.S. headquarters for Akorn and Fresenius Kabi are both in Northern Illinois, located in close proximity.  Akorn employs more than 2,000 people worldwide.  Fresenius Kabi employs more than 30,000 worldwide.

Fresenius Kabi has a successful track record of growing pharmaceutical acquisitions in the United States.  Fresenius Kabi acquired APP Pharmaceuticals in 2008 and has more than tripled its sales to nearly $2 billion.  The company acquired the Simplist™ line of prefilled syringes from BD last year and has already doubled the sales of this portfolio.

Fresenius Kabi’s financial advisers for the transaction were Credit Suisse and Moelis, with Allen & Overy acting as its primary legal adviser.  J.P. Morgan Securities LLC served as Akorn’s financial adviser, and Cravath, Swaine & Moore LLP and Polsinelli PC served as its legal advisers.

About Fresenius Kabi and the Fresenius Group
Fresenius Kabi (www.fresenius-kabi.us) is a global health care company that specializes in medicines and technologies for infusion, transfusion and clinical nutrition.  The company’s products and services are used to help care for critically and chronically ill patients.  The company’s U.S. headquarters is in Lake Zurich, Illinois.  The company’s global headquarters is in Bad Homburg, Germany.  Fresenius Kabi is part of Fresenius SE & Co. KGaA.

Fresenius SE & Co. KGaA is a global health care group, providing products and services for dialysis, hospital and outpatient medical care.  In 2016, Groups sales were €29.1 billion.  On December 31, 2016, the Fresenius Group had nearly 233,000 employees worldwide.  For more information, visit the company’s website at www.fresenius.com.

Fresenius Kabi to Acquire Akorn
April 24, 2017

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About Akorn, Inc.
Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. It has a diversified portfolio of more than 180 generic, branded, OTC and animal health products.  Akorn manufactures ophthalmic, injectable and niche sterile and non-sterile pharmaceuticals.  In 2016, Akorn grew revenues 13% to $1.1 billion and net income increased 22% to $184 million.  The company employs more than 2,000 people and has three R&D centers and five manufacturing facilities in the United States, Switzerland and India.  Additional information is available on Akorn’s website at www.akorn.com.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Akorn, Inc. (“Akorn”) by Fresenius Kabi AG (“Fresenius Kabi”). In connection with the proposed acquisition, Akorn intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including Akorn’s proxy statement in preliminary and definitive form. Shareholders of Akorn are urged to read all relevant documents filed with the SEC, including Akorn’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Akorn at http://investors.akorn.com/phoenix.zhtml?c=78132&p=irol-sec or by directing a request to Stephanie Carrington, Senior Vice President, ICR at 847-279-6162 or Stephanie.Carrington@icrinc.com.

Participants in the Solicitation
Akorn and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Akorn in favor of the proposed transaction.  Information about Akorn’s directors and executive officers is set forth in Akorn’s Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Shareholders, which was filed with the SEC on March 20, 2017, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 1, 2017. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Akorn’s shareholders generally, will also be included in Akorn’s proxy statement relating to the proposed transaction, when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. A number of important factors could cause actual results of Akorn, Fresenius Kabi, Fresenius SE & Co. KGaA (“Fresenius Parent”) and their respective subsidiaries to differ materially from those indicated by such forward-looking statements.

Fresenius Kabi to Acquire Akorn
April 24, 2017

Cautionary Statement Regarding Forward-Looking Statements (continued)
These factors include, but are not limited to, (i) the risk that the proposed merger with Fresenius Kabi may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with Fresenius Kabi by Akorn’s shareholders; (iii) the possibility that competing offers or acquisition proposals for Akorn will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement dated April 24, 2017, among Akorn, Fresenius Kabi, Quercus Acquisition, Inc. and, solely for purposes of Article VIII thereof, Fresenius Parent (the “Merger Agreement”), including in circumstances which would require Akorn to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Akorn’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from Akorn’s ongoing business operations; (viii) the risk that shareholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability and (ix) the risk factors detailed in Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (as filed with the Securities and Exchange Commission on March 1, 2017) and other risk factors identified herein or from time to time in our periodic filings with the Securities and Exchange Commission. Readers should carefully review these risk factors, and should not place undue reliance on these forward-looking statements.  These forward-looking statements are based on information, plans and estimates at the date of this report. None of Akorn, Fresenius Kabi or Fresenius Parent undertakes any obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

1 Assumes transaction closes on December 31, 2017.  Based on projected debt (excluding deferred financing costs) of approximately $832 million less projected cash and cash equivalents of approximately $382 million, each as of December 31, 2017.

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